EXHIBIT 99.3

ALIMERA SCIENCES, INC.

PART I. FINANCIAL INFORMATION
ITEM 1. Interim Condensed Consolidated Financial Statements (unaudited)
ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(In thousands, except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	$61,328	$76,697
Accounts receivable, net	3,423	850
Prepaid expenses and other current assets	2,913	3,234
Inventory, net (Note 5)	2,052	1,734
Deferred financing costs	597	754
Total current assets	70,313	83,269
PROPERTY AND EQUIPMENT, net	2,511	1,653
INTANGIBLE ASSET, net (Note 6)	24,011	24,490
TOTAL ASSETS	$96,835	$109,412
CURRENT LIABILITIES:
Accounts payable	$4,729	$5,021
Accrued expenses (Note 7)	1,709	954
Accrued milestone payments	—	2,000
Outsourced services payable	827	1,466
Note payable (Note 9)	4,472	1,023
Capital lease obligations	253	11
Total current liabilities	11,990	10,475
NON-CURRENT LIABILITIES:
Derivative warrant liability	13,592	16,098
Note payable, net of discount — less current portion (Note 9)	29,808	33,065
Other non-current liabilities	873	255
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value — 10,000,000 shares authorized at March 31, 2015 and December 31, 2014:
Series A Convertible Preferred Stock, 1,300,000 authorized and 600,000 issued and outstanding at March 31, 2015 and December 31, 2014; liquidation preference of $24,000 at March 31, 2015 and December 31, 2014	19,227	19,227
Series B Convertible Preferred Stock, 8,417 authorized and 8,416.251 issued and outstanding at March 31, 2015 and December 31, 2014; liquidation preference of $50,750 at March 31, 2015 and December 31, 2014	49,568	49,568
Common stock, $.01 par value — 100,000,000 shares authorized, 44,386,290 shares issued and outstanding at March 31, 2015 and 44,320,342 shares issued and outstanding at December 31, 2014	444	443
Additional paid-in capital	294,054	292,851
Common stock warrants	1,497	1,497
Accumulated deficit	(323,048)	(313,255)
Accumulated other comprehensive loss	(1,170)	(812)
TOTAL STOCKHOLDERS’ EQUITY	40,572	49,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$96,835	$109,412
See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	2014
	(In thousands, except share and per share data)
NET REVENUE	$3,938	$2,084
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(283)	(564)
GROSS PROFIT	3,655	1,520

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,329	2,754
GENERAL AND ADMINISTRATIVE EXPENSES	3,619	2,894
SALES AND MARKETING EXPENSES	7,129	3,283
DEPRECIATION AND AMORTIZATION	572	33
OPERATING EXPENSES	14,649	8,964
NET LOSS FROM OPERATIONS	(10,994)	(7,444)

INTEREST EXPENSE, NET AND OTHER	(1,122)	(129)
UNREALIZED FOREIGN CURRENCY LOSS, NET	(114)	(56)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	2,506	(13,130)
NET LOSS BEFORE TAXES	(9,724)	(20,759)
PROVISION FOR TAXES	(69)	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(9,793)	$(20,759)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS — Basic and diluted	$(0.22)	$(0.58)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	44,347,639	35,853,869
See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	2014
	(In thousands)
NET LOSS	$(9,793)	$(20,759)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(358)	4
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(358)	4
COMPREHENSIVE LOSS	$(10,151)	$(20,755)

See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,793)	$(20,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	558	36
Unrealized foreign currency transaction loss (gain)	114	56
Amortization of deferred financing costs and debt discount	175	42
Stock-based compensation expense	1,078	933
Change in fair value of derivative warrant liability	(2,506)	13,130
Changes in assets and liabilities:
Accounts receivable	(2,666)	(775)
Prepaid expenses and other current assets	171	1,054
Inventory	(455)	548
Accounts payable	272	111
Accrued expenses and other current liabilities	(1,708)	(592)
Other long-term liabilities	58	(2)
Net cash used in operating activities	(14,702)	(6,218)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(160)	(12)
Net cash used in investing activities	(160)	(12)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	125	287
Proceeds from sale of common stock	—	37,500
Payment of issuance cost of common stock	—	(2,389)
Payment of principal on notes payable	—	(417)
Payment of Series B Convertible Preferred Stock offering costs	(327)	—
Payment of capital lease obligations	(3)	(2)
Net cash (used in) provided by financing activities	(205)	34,979
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(302)	(51)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,369)	28,698
CASH AND CASH EQUIVALENTS — Beginning of period	76,697	12,628
CASH AND CASH EQUIVALENTS — End of period	$61,328	$41,326
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$954	$89
Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquired under capital leases	$806	$—
There were no income tax or dividend payments made during the three months ended March 31, 2015 and 2014.

See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS
Alimera Sciences, Inc., and its subsidiaries (the Company), is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. The Company was formed on June 4, 2003 under the laws of the State of Delaware.
The Company is presently focused on diseases affecting the back of the eye, or retina, because the Company’s management believes these diseases are not well treated with current therapies and represent a significant underserved market opportunity. The Company’s only commercial product is ILUVIEN®, which has received marketing authorization in the United States (U.S.), Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, and the United Kingdom. In the U.S., ILUVIEN is indicated for the treatment of diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure (IOP). In the European Union (EU) and European Economic Area countries in which ILUVIEN has received marketing authorization, it is indicated for the treatment of vision impairment associated with DME considered insufficiently responsive to available therapies. As part of the approval process in the EU, the Company has committed to conduct a five-year, post-authorization, open label registry study of ILUVIEN in 800 patients.
The Company launched ILUVIEN in the United Kingdom and Germany in the second quarter of 2013 and in Portugal and the U.S. in the first quarter of 2015. The Company was able to launch in Germany without price restrictions, but continues to work with the statutory health insurance funds in Germany to streamline reimbursement for ILUVIEN.
In October 2013, the United Kingdom’s National Institute for Health and Care Excellence (NICE) issued a positive Final Appraisal Determination recommending ILUVIEN funding, taking into consideration a simple patient access scheme (PAS) for the treatment of pseudophakic eyes (eyes with an artificial lens) in chronic DME patients considered insufficiently responsive to available therapies. Further, in February 2014, the Scottish Medicines Consortium, after completing its assessment and review of a similar simple PAS, announced that it had accepted ILUVIEN for restricted use within the National Health Services Scotland.
In July 2013, the Transparency Commission (Commission de la Transparence or CT) of the French National Health Authority (Haute Autorite de Sante) issued a favorable opinion for the reimbursement and hospital listing of ILUVIEN by the French National Health Insurance for the treatment of chronic DME considered insufficiently responsive to available therapies. The Company continues to negotiate with the French authorities, but has not yet reached an agreement on price.
In July 2014, the Company reached agreement with INFARMED, the marketing authorization body of the Portuguese Ministry of Health, for the pricing and reimbursement of ILUVIEN for the public sector in Portugal.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. BASIS OF PRESENTATION
The Company has prepared the accompanying unaudited interim condensed consolidated financial statements and notes thereto (interim financial statements) in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP) for interim financial information and the instructions to Form 10-Q and Article 10-01 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of the Company's management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, which include normal recurring adjustments, necessary to present fairly the Company’s interim financial information.
The accompanying unaudited interim condensed consolidated financial statements and related notes should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2014 and related notes included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 13, 2015. The financial results for any interim period are not necessarily indicative of the expected financial results for the full year.
Reclassifications
Within the Operating expenses section of the unaudited Consolidated Statements of Operations for the three months ended March 31, 2014, the Company reclassified depreciation expense of $33,000 from general and administrative expenses to depreciation and amortization to conform to the current year presentation. In addition, the Company reclassified certain medical affairs support expenses of $128,000 from sales and marketing expenses to research, development and medical affairs expenses to conform to the current year presentation.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies followed for quarterly financial reporting are the same as those disclosed in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2014. In addition, with the U.S. launch of ILUVIEN in the three months ended March 31, 2015, the Company adopted the policy set forth below.
Revenue Recognition
In the U.S., the Company sells ILUVIEN to a limited number of specialty distributors who in turn sell the product downstream to pharmacies and physician practices. Revenue from U.S. product sales is recorded upon sale to the specialty distributors net of applicable provisions for rebates and chargebacks under governmental programs, distribution-related fees, prompt pay discounts, product returns, and other sales-related deductions. Calculating these provisions involves estimates and judgments. The Company reviews its estimates of rebates, chargebacks, and other applicable provisions each period and records any necessary adjustments in the current period's net product sales.
Government Rebates and Chargebacks: The Company estimates reductions to product sales for Medicaid and Veterans' Administration (VA) programs, and for certain other qualifying federal and state government programs. Based upon the Company's contracts with government agencies, statutorily-defined discounts applicable to government-funded programs, historical experience, and estimated payer mix, the Company estimates and records an allowance for rebates and chargebacks. The Company's liability for Medicaid rebates consists of estimates for claims that a state will make for a current quarter, claims for prior quarters that have been estimated for which an invoice has not been received, and invoices received for claims from prior quarters that have not been paid. The Company's reserves related to discounted pricing to VA, Public Health Services (PHS), and other institutions (collectively qualified healthcare providers) represent the Company's estimated obligations resulting from contractual commitments to sell products to qualified healthcare providers at prices lower than the list prices the Company charges to its customers (i.e., specialty distributors). The Company's customers charge the Company for the difference between what they pay for the products and the ultimate selling price to the qualified healthcare providers. The Company's reserve for this discounted pricing is based on expected sales to qualified healthcare providers and the chargebacks that customers have already claimed.
Distribution-Related Fees: The Company has written contracts with its customers that include terms for distribution-related fees. The Company estimates and records distribution and related fees due to its customers based on gross sales.
Prompt Pay Discounts: No prompt pay discounts are currently offered to the Company's U.S. customers on sales.
Product Returns: Consistent with industry practice, the Company offers its customers a limited right to return product purchased directly from the Company, which is principally based upon the product's expiration date. The Company will accept returns for three months prior to and up to six months after the product expiration date. Depending on the circumstances, the

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company may provide replacement products or cash credit for returns. Product returned is generally not resalable given the nature of the Company's products and method of administration. The Company develops estimates for product returns based upon historical experience, inventory levels, shelf life of the product, and other relevant factors. The Company monitors product supply levels in the distribution channel, as well as sales by its customers to healthcare providers using product-specific data provided by its customers. If necessary, the Company's estimates of product returns may be adjusted in the future based on actual returns experience, known or expected changes in the marketplace, or other factors.
Reporting Segments
The Company determines operating segments in accordance with its internal operating structure. The Company’s chief operating decision maker is the Chief Executive Officer (CEO). While the CEO is apprised of a variety of financial metrics and information, the business is principally managed and organized based upon geographic and regulatory environment. Each segment is separately managed and is evaluated primarily upon net loss from operations. The Company does not report balance sheet information by segment since it is not reviewed by the Company’s chief operating decision maker. The Company has two reportable segments, the U.S. and International.
Previously, the business was managed on an aggregate basis. As a result of the retrospective presentation and disclosure requirements under U.S. GAAP for changes in segment reporting, the Company is required to reflect the change in presentation and disclosure for all periods presented. As such, the Company has presented in Note 16, Segment Information, the financial results for the three months ended March 31, 2014 in the same manner as for the three months ended March 31, 2015.
Research and Development Expenses
Research and development expenses were $1,306,000 and $1,310,000 for the three months ended March 31, 2015 and 2014, respectively.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.
In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a single, comprehensive revenue recognition model for all contracts with customers. The revenue guidance contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. Currently, the standard is scheduled to become effective for the first interim period within annual reporting periods beginning after December 15, 2016 for public entities, with no early adoption permitted. However, in April 2015, the FASB proposed a deferral of the effective date of the new revenue standard by one year, subject to the FASB’s due process requirement. The Company is still evaluating the potential impact of adopting this guidance on its financial statements.
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 is intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU.The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted and the standard is to be retrospectively applied to all periods presented upon adoption. The Company is still evaluating the potential impact of adopting this guidance on its financial statements.

4. FACTORS AFFECTING OPERATIONS
To date, the Company has incurred negative cash flow from operations, and has accumulated a deficit of $323,048,000 from the Company’s inception through March 31, 2015. As of March 31, 2015, the Company had approximately $61,328,000 in cash and cash equivalents.
The Company believes that it has sufficient funds available to fund its operations for the continued commercialization of ILUVIEN in Germany, the United Kingdom, Portugal and the U.S. The Company does not expect to generate positive cash

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flow from operations until 2016, if at all. The Company may seek to raise additional financing to fund its working capital needs associated with the commercialization of ILUVIEN in the U.S. If the Company is unable to raise additional financing, then it may adjust its commercial plans so that it can continue to operate with its existing cash resources.
The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's negative cash flow from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The interim condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. INVENTORY

Inventory consisted of the following:

	March 31, 2015	December 31, 2014
	(In thousands)
Component parts (1)	$136	$76
Work-in-process (2)	849	219
Finished goods	1,234	1,972
Total inventory	2,219	2,267
Inventory reserve	(167)	(533)
Inventory — net	$2,052	$1,734

(1) Component parts inventory consisted of manufactured components of the ILUVIEN applicator.
(2) Work-in-process consisted of completed units of ILUVIEN that are undergoing, but have not completed, quality assurance testing as required by regulatory authorities.
6. INTANGIBLE ASSETS
As a result of the FDA's approval of the NDA for ILUVIEN in September 2014, the Company was required to pay pSivida US, Inc. (pSivida) a milestone payment of $25,000,000 (the pSivida Milestone Payment) in October 2014 (see Note 8). The Company had no intangible assets prior to September 2014.
The gross carrying amount of the intangible asset was $25,000,000, which is being amortized over approximately 13 years from the acquisition date. The amortization expense related to the intangible asset was $479,000 for the three months ended March 31, 2015. The net book value of the intangible asset was $24,011,000 and $24,490,000 as of March 31 2015 and December 31, 2014, respectively.
The estimated future amortization expense as of March 31, 2015 for the remaining periods in the next five years and thereafter is as follows (in thousands):

Ending December 31
2015	$1,461
2016	1,940
2017	1,940
2018	1,940
2019	1,940
Thereafter	14,790
Total	$24,011

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. ACCRUED EXPENSES
Accrued expenses consisted of the following:

	March 31, 2015	December 31, 2014
	(In thousands)
Accrued clinical investigator expenses	$378	$309
Accrued compensation expenses	474	226
Other accrued expenses	857	419
Total accrued expenses	$1,709	$954
8. LICENSE AGREEMENTS
The Company entered into an agreement with pSivida for the use of fluocinolone acetonide (FAc) in pSivida’s proprietary delivery device in February 2005, which was subsequently amended in 2008. pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. The agreement with pSivida provides the Company with a worldwide exclusive license to utilize certain underlying technology used in the development and commercialization of ILUVIEN.
The Company’s license rights to pSivida’s proprietary delivery device could revert to pSivida if the Company were to (i) fail twice to cure its breach of an obligation to make certain payments to pSivida following receipt of written notice thereof; (ii) fail to cure other breaches of material terms of its agreement with pSivida within 30 days after notice of such breaches or such longer period (up to 90 days) as may be reasonably necessary if the breach cannot be cured within such 30-day period; (iii) file for protection under the bankruptcy laws, make an assignment for the benefit of creditors, appoint or suffer appointment of a receiver or trustee over its property, file a petition under any bankruptcy or insolvency act or have any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than 60 days; or (iv) notify pSivida in writing of its decision to abandon its license with respect to a certain product using pSivida’s proprietary delivery device.
The Company must share 20% of the net profits of ILUVIEN, determined on a cash basis, and 33% of any lump sum milestone payments received from a sub-licensee of ILUVIEN, as defined by the agreement, with pSivida. In connection with this arrangement, the Company is entitled to recover 20% of commercialization costs of ILUVIEN, as defined in the agreement, incurred prior to product profitability out of pSivida’s share of net profits. As of March 31, 2015 and December 31, 2014, the Company was owed approximately $15,325,000 and $12,956,000, respectively, in commercialization costs. Due to the uncertainty of future net profits, the Company has fully reserved these amounts in the accompanying interim condensed consolidated financial statements. As a result of the FDA's approval of the NDA for ILUVIEN in September 2014, the Company made the pSivida Milestone Payment of $25,000,000 in October 2014.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. LOAN AGREEMENTS
2013 Loan Agreement
In May 2013, Alimera Sciences Limited (Limited), a subsidiary of the Company, entered into a loan and security agreement (2013 Loan Agreement) with Silicon Valley Bank (SVB) to provide Limited with additional working capital for general corporate purposes. Under the 2013 Loan Agreement, SVB made a term loan (2013 Term Loan) in the principal amount of $5,000,000 to Limited and agreed to provide up to an additional $15,000,000 to Limited under a working capital line of credit (2013 Line of Credit). In April 2014, the 2013 Term Loan was repaid and the 2013 Line of Credit was terminated in connection with the 2014 Loan Agreement described below. Upon repayment of the 2013 Term Loan in April 2014, Limited paid SVB an outstanding loan balance prepayment penalty of $133,000, and an early termination fee of $113,000 in connection with the termination of the 2013 Line of Credit in April 2014.
2014 Loan Agreement
In April 2014, Limited entered into a loan and security agreement (2014 Loan Agreement) with Hercules Technology Growth Capital, Inc. (Hercules) providing for a term loan of up to $35,000,000 (2014 Term Loan). Under the 2014 Loan Agreement, Hercules made an advance in the initial principal amount of $10,000,000 to Limited at closing to provide Limited with additional working capital for general corporate purposes and to repay the 2013 Term Loan. Hercules made an additional advance of $25,000,000 to Limited in September 2014 following the approval of ILUVIEN by the FDA in September 2014 to fund the pSivida Milestone Payment. The 2014 Term Loan provides for interest only payments through November 2015. The interest only period may be extended until June 1, 2017 if the Company realizes certain revenue thresholds and no event of default has occurred under the 2014 Loan Agreement. As of March 31, 2015, the interest only period has not been extended. Interest on the 2014 Term Loan accrues at a floating per annum rate equal to the greater of (i) 10.90%, or (ii) the sum of (A) 7.65%, plus (B) the prime rate. Following the interest only period the term loan will be due and payable to Hercules in equal monthly payments of principal and interest through May 1, 2018.
In connection with the initial advance, Limited paid to Hercules a facility charge of $262,500 and incurred legal and other fees of approximately $383,000. Limited incurred $375,000 in additional fees in connection with the second advance. If Limited repays the 2014 Term Loan prior to maturity, it will pay Hercules a prepayment penalty of 1.25% of the total principal amount repaid.
Limited and the Company, on a consolidated basis with its other subsidiaries, also agreed to customary affirmative and negative covenants and events of default in connection with these arrangements. The occurrence of an event of default could result in the acceleration of Limited’s obligations under the 2014 Loan Agreement and an increase to the applicable interest rate, and would permit Hercules to exercise remedies with respect to the collateral under the 2014 Loan Agreement.
Limited’s obligations to Hercules are secured by a first priority security interest in substantially all of Limited’s assets, excluding intellectual property. Hercules does, however, maintain a negative pledge on Limited’s intellectual property requiring Hercules' consent prior to the sale of such intellectual property. The Company and certain of the Company’s other subsidiaries are guarantors of the obligations of Limited to Hercules under the 2014 Loan Agreement pursuant to separate guaranty agreements between Hercules and each of Limited and such subsidiaries (Guaranties). Pursuant to the Guaranties, the Company and these subsidiaries granted Hercules a first priority security interest in substantially all of their respective assets excluding intellectual property. As of March 31, 2015, the Company, on a consolidated basis with its subsidiaries, was in compliance with the covenants of the 2014 Term Loan.
In connection with Limited entering into the 2014 Loan Agreement, the Company entered into a warrant agreement with Hercules to purchase up to 285,016 shares of the Company’s common stock at an exercise price of $6.14 per share. Sixty percent of the warrants were exercisable at the closing in April 2014 and the remaining forty percent became exercisable upon the funding of the additional $25,000,000 to Limited in September 2014.
Fair Value of Debt
The weighted average interest rates of the Company's notes payable approximate the rate at which the Company could obtain alternative financing; therefore, the carrying amount of the notes approximated their fair value at March 31, 2015 and December 31, 2014.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10. LOSS PER SHARE (EPS)
Basic EPS is calculated in accordance with ASC 260, Earnings per Share, by dividing net income or loss attributable to common stockholders by the weighted average common stock outstanding. Diluted EPS is calculated in accordance with ASC 260 by adjusting weighted average common shares outstanding for the dilutive effect of common stock options, warrants and convertible preferred stock. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, since the effect would be anti-dilutive. Common stock equivalent securities that would potentially dilute basic EPS in the future, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive, were as follows:

	Three Months Ended March 31,
	2015	2014
Series A convertible preferred stock	9,022,556	15,037,593
Series B convertible preferred stock	8,416,251	—
Series A convertible preferred stock warrants	4,511,279	4,511,279
Common stock warrants	362,970	77,954
Stock options	9,180,668	7,408,977
Total	31,493,724	27,035,803

11. PREFERRED STOCK
Series A Convertible Preferred Stock
On October 2, 2012, the Company closed its preferred stock financing in which it sold units consisting of 1,000,000 shares of Series A Convertible Preferred Stock and warrants to purchase 300,000 shares of Series A Convertible Preferred Stock for gross proceeds of $40,000,000, prior to the payment of approximately $560,000 of related issuance costs. The powers, preferences and rights of the Series A Convertible Preferred Stock are set forth in the certificate of designation filed by the Company with the Secretary of State of the State of Delaware on October 1, 2012. Each share of Series A Convertible Preferred Stock, including any shares of Series A Convertible Preferred Stock issued upon exercise of the warrants, is convertible into shares of the Company’s common stock at any time at the option of the holder at the rate equal to $40.00 divided by $2.66 (Conversion Price). The initial Conversion Price is subject to adjustment based on certain customary price based anti-dilution adjustments. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of common stock at the then-effective Conversion Price upon the occurrence of the later to occur of both (i) the Company receives and publicly announces the approval by the FDA of the Company’s NDA for ILUVIEN and (ii) the date on which the Company consummates an equity financing transaction pursuant to which the Company sells to one or more third party investors either (a) shares of common stock or (b) other equity securities that are convertible into shares of common stock and that have rights, preference or privileges, senior to or on a parity with, the Series A Convertible Preferred Stock, in each case having an as-converted per share of common stock price of not less than $10.00 and that results in total gross proceeds to the Company of at least $30,000,000. The rights and preferences of Series A Convertible Preferred Stock also place limitations on the Company's ability to declare or pay any dividend or distribution on any shares of capital stock.
Each unit sold in the preferred stock financing included a warrant to purchase 0.30 shares of Series A Convertible Preferred Stock at an exercise price equal to $44.00 per share. At the election of the holder of a warrant, the warrant may be exercised for the number of shares of common stock then issuable upon conversion of the Series A Convertible Preferred Stock that would otherwise be issued upon such exercise at the then-effective Conversion Price.
These warrants are considered derivative instruments because the agreements provide for settlement in Series A Convertible Preferred Stock shares or common stock shares at the option of the holder, an adjustment to the warrant exercise price for common shares at some point in the future, and contain anti-dilution provisions whereby the number of shares for which the warrants are exercisable and/or the exercise price of the warrants are subject to change in the event of certain issuances of stock at prices below the then-effective exercise price of the warrants. Therefore the warrants were recorded as a liability at issuance. At March 31, 2015 and December 31, 2014, the fair market value of the warrants was estimated to be $13,592,000 and $16,098,000, respectively. During the three months ended March 31, 2015 and 2014, the Company recorded gain of $2,506,000 and a loss of $13,130,000, respectively, as a result of the change in fair value of the warrants.
In April 2014, 2,255,639 shares of common stock were issued pursuant to the conversion of 150,000 shares of Series A Convertible Preferred Stock held by an investor. In September 2014, 3,759,398 shares of common stock were issued pursuant to

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the conversion of 250,000 shares of Series A Convertible Preferred Stock held by another investor. As of March 31, 2015, there were 600,000 shares of Series A Convertible Preferred Stock issued and outstanding.
Series B Convertible Preferred Stock
On December 12, 2014, the Company closed a preferred stock financing in which it sold 8,291.873 shares of Series B Convertible Preferred Stock for a purchase price of $6,030.00 per share, or an aggregate purchase price of $50,000,000, prior to the payment of approximately $432,000 of related issuance costs. The Company issued an additional 124.378 shares of Series B Convertible Preferred Stock as a subscription premium to the purchasers. The powers, preferences and rights of the Series B Convertible Preferred Stock are set forth in the certificate of designation filed by the Company with the Secretary of State of the State of Delaware. Each share of Series B Convertible Preferred Stock is convertible into 1,000 shares of the Company’s common stock at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Convertible Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of the Company’s common stock then issued and outstanding. The Series B Convertible Preferred Stock ranks junior to the Company’s existing Series A Convertible Preferred Stock, and senior to the Company’s common stock, with respect to rights upon liquidation. The Series B Convertible Preferred Stock ranks junior to all existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions), the Series B Convertible Preferred Stock do not have voting rights. The Series B Preferred Stock is not redeemable at the option of the holder. The Series B Convertible Preferred Stock is not subject to any price-based or other anti-dilution protections and does not provide for any accruing dividends.
The Company determined that the conversion option of the Preferred Shares represented a beneficial conversion feature, as the conversion feature had intrinsic value to the holder on the commitment date as a result of the subscription premium. Therefore, the Company recorded a beneficial conversion feature of $750,000 as an increase in additional paid in capital. Because the Series B Convertible Preferred Stock was immediately convertible into common stock at the option of the holder at issuance, the Company immediately accreted the full value of the beneficial conversion feature to the carrying value of the Series B Convertible Preferred Stock on that date.
12. COMMON STOCK
In January 2014, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company sold an aggregate of 6,250,000 shares of its common stock at a purchase price of $6.00 per share. Gross proceeds from the offering were $37,500,000 prior to the payment of approximately $2,389,000 of related issuance costs. Proceeds from the private placement were used for general corporate and working capital purposes.
In April 2014, 2,255,639 shares of common stock were issued pursuant to the conversion of 150,000 shares of Series A Convertible Preferred Stock held by an investor. In September 2014, 3,759,398 shares of common stock were issued pursuant to the conversion of 250,000 shares of Series A Convertible Preferred Stock held by another investor.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. STOCK INCENTIVE PLANS
Stock Option Plans
During the three months ended March 31, 2015 and 2014, the Company recorded compensation expense related to stock options of approximately $1,070,000 and $925,000, respectively. As of March 31, 2015, the total unrecognized compensation cost related to non-vested stock options granted was $10,776,000 and is expected to be recognized over a weighted average period of 3.21 years. The following table presents a summary of stock option activity for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015		2014
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of period	7,681,256	$3.03	7,566,438	$2.74
Grants	1,598,500	5.49	—	—
Forfeitures	(33,140)	4.64	—	—
Exercises	(65,948)	1.90	(157,461)	1.82
Options outstanding at period end	9,180,668	3.46	7,408,977	2.76
Options exercisable at period end	4,750,021	3.18	3,584,416	3.14
Weighted average per share fair value of options granted during the period	$4.29		$—
The following table provides additional information related to outstanding stock options, exercisable stock options, and stock options expected to vest as of March 31, 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
				(In thousands)
Outstanding	9,180,668	$3.46	7.37 years	$18,023
Exercisable	4,750,021	3.18	5.92 years	11,466
Outstanding, vested and expected to vest	8,549,361	3.42	7.24 years	17,241

The following table provides additional information related to outstanding stock options, exercisable stock options, and stock options expected to vest as of December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
				(In thousands)
Outstanding	7,681,256	$3.03	7.05 years	$21,710
Exercisable	4,452,274	3.17	5.87 years	12,887
Outstanding, vested and expected to vest	7,258,603	3.04	6.95 years	20,574

Employee Stock Purchase Plan
During the three months ended March 31, 2015 and 2014, the Company recorded compensation expense related to its employee stock purchase plan of approximately $11,000 and $8,000, respectively.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. INCOME TAXES
In accordance with ASC 740, Income Taxes, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities at the enacted tax rates in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance against its net deferred tax asset to reduce the net carrying value to an amount that is more likely than not to be realized.

At the end of each interim period, the Company makes its best estimate of the effective tax rate expected to be applicable for the full fiscal year. This estimate reflects, among other items, the Company’s best estimate of operating results and foreign currency exchange rates. The Company’s quarterly income tax rate may differ from its estimated annual effective tax rate because accounting standards require the Company to exclude the actual results of certain entities expected to generate a pretax loss when applying the estimated annual effective tax rate to the Company’s consolidated pretax results in interim periods. In estimating the annual effective tax rate, the Company does not include the estimated impact of unusual and/or infrequent items, including the reversal of valuation allowances, which may cause significant variations in the customary relationship between income tax expense (benefit) and pretax income (loss) in quarterly periods. The income tax expense (benefit) for such unusual and/or infrequent items is recorded in the quarterly period such items are incurred.

The Company’s income tax expense and resulting effective tax rate are based upon the respective estimated annual effective tax rates applicable for the respective periods adjusted for the effects of items required to be treated as discrete to the period, including changes in tax laws, changes in estimated exposures for uncertain tax positions and other items. The Company’s effective tax rate for the three months ended March 31, 2015 properly excluded tax benefits associated with year-to-date pre-tax losses generated in the U.S. and the Netherlands. Income tax positions are considered for uncertainty in accordance with ASC 740-10. The Company believes that its income tax filing positions and deductions are more likely than not to be sustained on audit ; therefore, no ASC 740-10 liabilities and no related penalties and interest have been recorded. The Company does not anticipate any material changes to its uncertain tax positions within the next 12 months. Tax years since 2003 remain subject to examination in Georgia, Tennessee, and at the federal level. The time period is longer than the standard statutory 3-year period due to net operating losses (NOLs) from 2003 being available for utilization. The statute of limitations on these years will close when the NOLs expire or when the statute closes on the years in which the NOLs are utilized. Tax years since 2012 remain subject to examination in the United Kingdom and the Netherlands. Tax years since 2013 remain subject to examination in Germany.
Significant management judgment is involved in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. Due to uncertainties with respect to the realization of deferred tax assets due to the history of operating losses, a valuation allowance has been established against the entire net deferred tax asset balance. The valuation allowance is based on management’s estimates of taxable income in the jurisdictions in which the Company operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, a change in the valuation allowance may be needed, which could materially impact its financial position and results of operations.
At December 31, 2014, the Company had federal NOL carry-forwards of approximately $87,380,000 and state NOL carry-forwards of approximately $70,840,000 available to reduce future income. The Company's federal NOL carry-forwards remain fully reserved as of March 31, 2015. If not utilized, the federal NOL carry-forwards will expire at various dates between 2029 and 2034 and the state NOL carry-forwards will expire at various dates between 2020 and 2034.
The Company's NOL carry-forwards may be subject to annual limitations under Internal Revenue Code (IRC) Section 382 (or comparable provisions of state law) in the event that certain changes in ownership of the Company were to occur. The Company periodically evaluates its NOL carry-forwards and whether certain changes in ownership, including its IPO, have occurred that would limit its ability to utilize a portion of the Company's NOL carry-forwards. If it is determined that significant ownership changes have occurred since the Company generated its NOL carry-forwards, the Company may be subject to annual limitations on the use of these NOL carry-forwards under IRC Section 382 (or comparable provisions of state law).
As of December 31, 2014, the Company had cumulative book losses in foreign subsidiaries of $42,795,000. The Company has not recorded a deferred tax asset for the excess of tax over book basis in the stock of its foreign subsidiaries. The Company anticipates that its foreign subsidiaries will be profitable and have earnings in the future. Once the foreign subsidiaries do have earnings, the Company intends to indefinitely reinvest in its foreign subsidiaries all undistributed earnings

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of and original investments in such subsidiaries. As a result, the Company has not recorded a deferred tax liability related to excess of book over tax basis in the stock of its foreign subsidiaries in accordance with ASC 740-30-25.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15. FAIR VALUE
The Company applies ASC 820, Fair Value Measurements, in determining the fair value of certain assets and liabilities. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
In determining fair value, the Company uses various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:
Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment.
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures.
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
There have been no changes in the methodologies used at March 31, 2015 and December 31, 2014.
The following fair value table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	March 31, 2015
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents (1)	$4,510	$—	$—	$4,510
Assets measured at fair value	$4,510	$—	$—	$4,510

Liabilities:
Derivative warrant liability (2)	$—	$13,592	$—	$13,592
Liabilities measured at fair value	$—	$13,592	$—	$13,592

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents (1)	$65,509	$—	$—	$65,509
Assets measured at fair value	$65,509	$—	$—	$65,509

Liabilities:
Derivative warrant liability (2)	$—	$16,098	$—	$16,098
Liabilities measured at fair value	$—	$16,098	$—	$16,098

(1)	The carrying amounts approximate fair value due to the short-term maturities of the cash equivalents.

(2)
The Company uses the Black-Scholes option pricing model and assumptions that consider, among other variables, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. SEGMENT INFORMATION
The following table presents a summary of the Company's reporting segments for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	U.S.	International	Consolidated	U.S.	International	Consolidated
	(In thousands)
NET REVENUE	$2,443	$1,495	$3,938	$—	$2,084	$2,084
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(138)	(145)	(283)	—	(564)	(564)
GROSS PROFIT	2,305	1,350	3,655	—	1,520	1,520

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	1,379	1,950	3,329	1,150	1,604	2,754
GENERAL AND ADMINISTRATIVE EXPENSES	2,188	1,431	3,619	1,651	1,243	2,894
SALES AND MARKETING EXPENSES	4,880	2,249	7,129	361	2,922	3,283
DEPRECIATION AND AMORTIZATION	558	14	572	33	—	33
OPERATING EXPENSES	9,005	5,644	14,649	3,195	5,769	8,964
NET LOSS FROM OPERATIONS	(6,700)	(4,294)	(10,994)	(3,195)	(4,249)	(7,444)
OTHER INCOME AND EXPENSES, NET			1,270			(13,315)
NET (LOSS) INCOME BEFORE TAXES			$(9,724)			$(20,759)

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations - Segment Review
The following selected unaudited financial and operating data are derived from our consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements. The results and discussions that follow are reflective of how our chief operating decision maker monitors the performance of our reporting segments.
Certain operating expenses are allocated between our reporting segments based on activity-based costing methods. These activity-based costing methods require us to make estimates that impact the amount of each expense category that is attributed to each segment. Changes in these estimates will directly impact the amount of expense allocated to each segment and therefore the operating profit of each reporting segment. There were no significant changes in our expense allocation methodology during 2015 or 2014. However, there was a shift in activity in late 2014 in anticipation and as a result of the commercial launch of ILUVIEN in the U.S.
U.S. Segment

	Three Months Ended March 31,
	2015	2014
	(In thousands)
NET REVENUE	$2,443	$—
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(138)	—
GROSS PROFIT	2,305	—

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	1,379	1,150
GENERAL AND ADMINISTRATIVE EXPENSES	2,188	1,651
SALES AND MARKETING EXPENSES	4,880	361
DEPRECIATION AND AMORTIZATION	558	33
OPERATING EXPENSES	9,005	3,195
NET LOSS FROM OPERATIONS	$(6,700)	$(3,195)
Three months ended March 31, 2015 compared to the three months ended March 31, 2014
Net Revenue. Net revenue of approximately $2.4 million was recognized for the three months ended March 31, 2015 after the U.S. launch of ILUVIEN during the first quarter of 2015. No U.S. revenue was recognized during the three months ended March 31, 2014.
Cost of goods sold, excluding depreciation and amortization. Cost of goods sold, excluding depreciation and amortization of approximately $140,000 was recognized for the three months ended March 31, 2015, as a result of the U.S. launch of ILUVIEN during the first quarter of 2015. No U.S. cost of goods sold was recognized during the three months ended March 31, 2014.
Research, development and medical affairs expenses. Research, development and medical affairs expenses increased by approximately $200,000, or 17%, to approximately $1.4 million for the three months ended March 31, 2015 compared to approximately $1.2 million for the three months ended March 31, 2014. The increase was primarily attributable to an increase of $530,000 in personnel and travel costs relating to a U.S. medical science liaison team hired following the FDA approval of ILUVIEN in the fourth quarter of 2014 offset by a decrease of $300,000 in costs incurred related to a consultant engaged to assist with the pursuit of approval of ILUVIEN in the U.S in 2014.
General and administrative expenses. General and administrative expenses increased by approximately $500,000, or 29%, to approximately $2.2 million for the three months ended March 31, 2015 compared to approximately $1.7 million for the three months ended March 31, 2014. The increase was primarily attributable to increases of approximately $270,000 in personnel costs associated with our growth to support our launch of ILUVIEN in the U.S. and $180,000 in costs incurred in professional fees associated with internal controls compliance and attestation incurred during the three months ended March 31,

2015, as our independent auditors were required to opine on our internal controls for the first time for the year ended December 31, 2014.
Sales and Marketing expenses. Sales and marketing expenses increased by approximately $4.5 million, or 1,250%, to approximately $4.9 million for the three months ended March 31, 2015 compared to approximately $360,000 for the three months ended March 31, 2014. The increase was primarily attributable to increases of approximately $2.7 million in personnel and travel costs as we hired a U.S. field force following the FDA approval of ILUVIEN in the third quarter of 2014, $960,000 in promotional costs related to the U.S. launch of ILUVIEN in the first quarter of 2015, $490,000 in costs associated with reimbursement activity in the U.S. and $250,000 of media and public relations costs related to ILUVIEN.
Depreciation and amortization. Depreciation and amortization increased by approximately $530,000, or 1,767%, to approximately $560,000 for the three months ended March 31, 2015 compared to approximately $30,000 for the three months ended March 31, 2014. The increase was primarily attributable to amortization of approximately $480,000 associated with an intangible asset which was capitalized in connection with the pSivida Milestone Payment upon FDA approval of ILUVIEN in September 2014.
International Segment

	Three Months Ended March 31,
	2015	2014
	(In thousands)
NET REVENUE	$1,495	$2,084
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(145)	(564)
GROSS PROFIT	1,350	1,520

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	1,950	1,604
GENERAL AND ADMINISTRATIVE EXPENSES	1,431	1,243
SALES AND MARKETING EXPENSES	2,249	2,922
DEPRECIATION AND AMORTIZATION	14	—
OPERATING EXPENSES	5,644	5,769
NET LOSS FROM OPERATIONS	$(4,294)	$(4,249)
Three months ended March 31, 2015 compared to the three months ended March 31, 2014
Net Revenue. Net revenue decreased by approximately 600,000, or 29%, to approximately $1.5 million for the three months ended March 31, 2015 compared to approximately $2.1 million for the three months ended March 31, 2014. The decrease was attributable to a decrease of $570,000 in sales primarily in Germany. Incremental sales in the UK and Portugal were offset by the effect of the decreased value of the British pound sterling and the Euro.
Cost of goods sold, excluding depreciation and amortization. Cost of goods sold, excluding depreciation and amortization decreased by approximately $410,000, or 73%, to approximately $150,000 for the three months ended March 31, 2015 compared to approximately $560,000 for the three months ended March 31, 2014. The decrease was primarily attributable to inventory reserves of approximately $440,000 recorded in the first quarter of 2014 as a result of lower than expected sales in Germany.
Research, development and medical affairs expenses. Research, development and medical affairs expenses increased by approximately $400,000, or 25%, to approximately $2.0 million for the three months ended March 31, 2015 compared to approximately $1.6 million for the three months ended March 31, 2014. The increase was primarily attributable to increases of approximately $150,000 in costs associated with maintaining regulatory compliance within the international jurisdictions in which ILUVIEN has received marketing authorization, $140,000 in scientific study costs for our ongoing open label registry study in Europe and $100,000 in personnel costs to support ongoing studies.
General and administrative expenses. General and administrative expenses increased by approximately $200,000, or 17%, to approximately $1.4 million for the three months ended March 31, 2015 compared to approximately $1.2 million for the three months ended March 31, 2014. The increase was primarily attributable to an increase of approximately $220,000 in personnel costs associated with our growth to support our launch of ILUVIEN in Portugal and the growth of our International Segment.
Sales and Marketing expenses. Sales and marketing expenses decreased by approximately $700,000, or 24%, to approximately $2.2 million for the three months ended March 31, 2015 compared to approximately $2.9 million for the three months ended March 31, 2014. The decrease was primarily attributable to decreases of approximately $940,000 in personnel costs associated with the transition of several management, sales and market access roles in France and Germany from Quintiles Commercial to Alimera that were contracted through Quintiles Commercial in 2014 and brought in house in 2015, offset by an increase of $220,000 in marketing expenses for congresses, promotions and our customer relationship management software.
Consolidated other income and expense
The following selected unaudited financial and operating data are derived from our consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our interim condensed consolidated financial statements.

	Three Months Ended March 31,
	2015	2014
	(In thousands)
NET LOSS FROM OPERATIONS	$(10,994)	$(7,444)

INTEREST EXPENSE, NET AND OTHER	(1,122)	(129)
UNREALIZED FOREIGN CURRENCY LOSS, NET	(114)	(56)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	2,506	(13,130)
NET LOSS BEFORE TAXES	(9,724)	(20,759)
PROVISION FOR TAXES	(69)	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(9,793)	$(20,759)

Interest expense, net and other. Interest expense, net and other increased by approximately $1.0 million, or 746%, to approximately $1.1 million for the three months ended March 31, 2015 compared to approximately $130,000 for the three months ended March 31, 2014. The increase was primarily attributable to the increased note payable balance as a result of the $25.0 million advance under the 2014 Loan Agreement as a result of the FDA approval of ILUVIEN in the third quarter of 2014.
Unrealized foreign currency loss, net. We recorded a non-cash unrealized foreign currency losses of approximately $110,000 and $60,000 for the three months ended March 31, 2015 and 2014, respectively. The unrealized foreign currency loss during the three months ended March 31, 2015 and three months ended March 31, 2014 was primarily attributable to the revaluation of our debt and net intercompany liabilities from the our European subsidiaries denominated in U.S. dollars and the decreased value of the Euro and the British pound sterling during the quarters ended March 31, 2015 and 2014.
Change in fair value of derivative warrant liability. A decrease in the fair value of our derivative warrant liability resulted in a non-cash gain of approximately $2.5 million for the three months ended March 31, 2015. The decreased value of the derivative warrant liability during the three months ended March 31, 2015 was primarily attributable to the decrease in fair market value of our underlying common stock. During the three months ended March 31, 2014, we recognized a loss of approximately $13.1 million related to the increase in the fair value of our derivative warrant liability. The change in fair value was primarily attributable to an increase in the fair market value of our underlying common stock during the three months ended March 31, 2014.